UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 16, 2006
Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50782	32-0064979
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

400 Oyster Point Blvd., Suite 215, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)
(650) 588-6404
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
     On May 17, 2006, Hana Biosciences, Inc. (the “Company”) entered into common stock purchase agreements (the “Purchase Agreements”) with certain investors pursuant to which the Company agreed to sell a total of 4,701,100 shares of common stock (the “Shares”) in a registered direct offering for total gross proceeds of approximately $40.0 million. Of the total Shares to be sold, 4,629,500 are being purchased by certain non-affiliated institutional investors at a per share price of $8.50. The remaining 71,600 Shares are being sold to executive officers and an affiliate of a director of the Company at a price of $9.07 per Share, which represents the closing sale price of the Company’s common stock as reported on the Nasdaq National Market on May 16, 2006.
     In connection with the offering, on May 16, 2006, the Company also entered into a related Placement Agent Agreement with Lehman Brothers Inc., Jefferies & Company, and Oppenheimer & Co. Inc. (the “Placement Agents”) whereby the Placement Agents agreed to act as exclusive placement agents in connection with the placement of the Shares.
     The offer and sale of the Shares have been registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-3 (File No. 333-133372). Attached hereto as Exhibits 10.1 and 10.2 are copies of the Placement Agent Agreement and the form of Purchase Agreement, respectively, both of which are incorporated herein by reference. The Company’s press release dated May 17, 2006, announcing the transaction, is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Placement Agent Agreement by and among the Company, Lehman Brothers Inc., Jefferies & Company, and Oppenheimer & Co. Inc., dated as of May 16, 2006.
10.2	Form of common stock purchase agreement
99.1	Press release dated May 17, 2006.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hana Biosciences, Inc.
Date: May 17, 2006	By:	/s/ John P. Iparraguirre
John P. Iparraguirre
Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Placement Agent Agreement by and among the Company, Lehman Brothers Inc., Jefferies & Company, and Oppenheimer & Co. Inc., dated as of May 16, 2006.
10.2	Form of common stock purchase agreement.
99.1	Press release dated May 17, 2006.